EXHIBIT 10.16

EXECUTION COPY

FIRST AMENDMENT dated as of November 30, 2001 (this “Amendment”), among AETNA INC. (the “Borrower”), the BANKS listed on the signature pages hereof (the “Banks”) and JPMORGAN CHASE BANK, as Administrative Agent (the “Agent”).

         A.     Reference is made to the Three-Year Credit Agreement dated as of December 13, 2000 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Aetna Inc. (formerly known as Aetna U.S. Healthcare Inc.), the Banks listed therein and JPMorgan Chase Bank (as successor to Morgan Guaranty Trust Company of New York), as Administrative Agent.

         B.     The Borrower has requested that the Banks amend certain provisions of the Credit Agreement. The Banks are willing to agree to such amendments on the terms and subject to the conditions of this Amendment.

         Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

         SECTION 1. Definitions; References. Unless otherwise specifically defined herein, each capitalized term used herein which is defined in the Credit Agreement shall have the meaning assigned to such term in the Credit Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Credit Agreement shall from and after the date hereof refer to such Agreement as amended hereby.

         SECTION 2. General Amendment to the Credit Agreement. The Credit Agreement is hereby amended by(a) deleting the words “Morgan Guaranty Trust Company of New York” each time they appear therein and inserting the words “JPMorgan Chase Bank” in their place and (b) deleting the words “Aetna U.S. Healthcare Inc.” each time they appear therein and inserting the words “Aetna Inc.” in their place.

         SECTION 3. Amendments to Section 1.01 of the Credit Agreement. (a) Section 1.01 of the Credit Agreement is hereby amended by inserting the following definition in the proper alphabetical order:

“SFAS 142” means Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangibles.

         (b)  The definition of the term “Borrower” is hereby deleted in its entirety from Section 1.01 of the Credit Agreement and replaced with the following:

“Borrower” means Aetna Inc., a Pennsylvania corporation, and its successors.

         (c)  The definition of the term “Consolidated EBITDA” is hereby deleted in its entirety from Section 1.01 of the Credit Agreement and replaced with the following:

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication, to the extent deducted in determining such Consolidated Net Income, the sum of (a) consolidated interest expense for such period, (b) consolidated income tax expense for such period and (c) all amounts attributable to depreciation, amortization and other similar non-cash charges for such period; provided that, for purposes of determining Consolidated EBITDA for any period, Consolidated Net Income for such period shall be adjusted to exclude, without duplication, the effect on Consolidated Net Income for such period of (i) any Excluded Charges deducted in determining such Consolidated Net Income, provided that, in the case of any calculation of Consolidated EBITDA for a period ending on or prior to September 30, 2001, adjustments pursuant to this clause (i) shall not exceed $200,000,000 after-tax in the aggregate (for all such periods ending on or after December 13, 2000) and (ii) any extraordinary gains or losses for such period.

         (d)  The definition of the term “Disclosure Documents” is hereby deleted in its entirety from Section 1.01 of the Credit Agreement and replaced with the following:

“Disclosure Documents” means (a) the Confidential Bank Memorandum dated October 30, 2001 and/or the Confidential Information Memorandum dated October 29, 2001 previously delivered to the Lenders; (b) the Borrower’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the period ended December 31, 2000; (c) the Borrower’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission for the periods ended March 31, 2001, June 30, 2001 and September 30, 2001; (d) the Borrower’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on or before October 30, 2001; and (e) the disclosure letter dated November 30, 2001 from the Borrower’s counsel to the Administrative Agent’s counsel.

         (e)  The definition of the term “Excluded Charges” is hereby deleted in its entirety from Section 1.01 of the Credit Agreement and replaced with the following:

“Excluded Charges” means (a) for periods ending on or prior to September 30, 2001, any non-recurring after-tax charges taken by the Borrower after the date of the consummation of the Spin-Off Transactions and prior to December 31, 2001 and (b) for periods ending after September 30, 2001 (i) the aggregate after-tax amount of any non-recurring charges (up to an aggregate amount of $300,000,000) taken after September 30, 2001 and on or before December 31, 2002, and (ii) the amount of any reduction in goodwill and/or cumulative effect adjustment associated with the Borrower’s adoption of SFAS 142. Excluded Charges described in clause (a) or (b)(i) above shall include, but not be limited to, charges incurred to restructure operations and/or exit certain activities, including employee termination benefits and other costs.

         (f)  The definition of the term “Minimum Adjusted Consolidated Net Worth” is hereby deleted in its entirety from Section 1.01 of the Credit Agreement and replaced with the following:

“Minimum Adjusted Consolidated Net Worth” means, as of the end of any fiscal quarter of the Borrower, the sum of (a) $7,500,000,000 plus (b) in the case of any determination as of the end of any fiscal quarter ending on or after March 31, 2001 (in the case of any fiscal quarter ending on or prior to September 30, 2001) or December 31, 2001 (in the case of any fiscal quarter ending on or after December 31, 2001), the amount equal to 50% of Consolidated Net Income in respect of each fiscal quarter of the Borrower as to which Consolidated Net Income is a positive amount and that ends on or after March 31, 2001 (in the case of any fiscal quarter ending on or prior to September 30, 2001) or December 31, 2001 (in the case of any fiscal quarter ending on or after December 31, 2001), and on or prior to such date of determination; provided that the amount of “Minimum Adjusted Consolidated Net Worth” as of any date shall be reduced on a dollar for dollar basis (but not, in the case of any fiscal quarter ending on or prior to September 30, 2001, by more than $200,000,000) to the extent that Adjusted Consolidated Net Worth has been reduced on or prior to such date as a result of any Excluded Charges; provided further that any reduction pursuant to the immediately preceding proviso as a result of any reduction and/or cumulative effect adjustment described in clause (b)(ii) of the definition of Excluded Charges shall not exceed $4,500,000,000 in the aggregate.

         SECTION 4. Amendments to Article II of the Credit Agreement. Article II of the Credit Agreement is hereby amended by deleting the amount “$20,000,000” each time it appears therein and inserting the amount “$15,000,000” in its place.

         SECTION 5. Amendments to Article IV of the Credit Agreement. Section 4.04(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(b) Since December 31, 2000, there has been no material adverse change in the business, assets, operations, prospects or condition (financial or otherwise) of the Borrower and its Consolidated Subsidiaries, taken as a whole; provided that the charges and other information disclosed in the Disclosure Documents and the effect on the Borrower of the adoption of SFAS 142 shall be deemed not to constitute any such material adverse change.

         SECTION 6. Amendment to Exhibits A, B, C and D to the Credit Agreement.

         (a)  Each reference to “Morgan Guaranty Trust Company of New York” in Exhibits A, B, C and D to the Credit Agreement is hereby changed to “JPMorgan Chase Bank”.

         (b)  Each reference to “Aetna U.S. Healthcare Inc.” in Exhibits A, B, C and D to the Credit Agreement is hereby changed to “Aetna Inc.”.

         (c)  The date after the first paragraph of Exhibit A to the Credit Agreement is changed from “2000” to “20     ”.

         (d)  The reference to “60 Wall Street, New York, New York” in Exhibit A of the Credit Agreement is hereby changed to “One Chase Manhattan Plaza, 8th Floor, New York, New York”.

         (e)  Each reference to “$20,000,000” in Exhibits B and D to the Credit Agreement is hereby changed to “$15,000,000”.

         (f)  The reference to “60 Wall Street, New York, New York 10260” in Exhibit D to the Credit Agreement is hereby changed to “One Chase Manhattan Plaza, 8th Floor, New York, New York 10081”.

         SECTION 7. Representations and Warranties. The Borrower represents and warrants that as of the date hereof and after giving effect hereto:

(a) The representations and warranties set forth in Article IV of the Credit Agreement are true and correct in all material respects with the same effect as if made on the Amendment Effective Date (as defined below), except to the extent such representations and warranties expressly relate to an earlier date.

(b) The Borrower has the requisite power and authority to execute, deliver and perform its obligations under this Amendment and to perform its obligations under the Credit Agreement as amended by this Amendment.

(c) The execution, delivery and performance by the Borrower of this Amendment are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or advance filing with, any governmental body, agency or official and do not contravene, or constitute a default under, (i) any provision of the certificate of incorporation or by-laws of the Borrower, (ii) any applicable law or regulation or any judgment, injunction, order or decree binding upon the Borrower, or (iii) any material financial agreement or instrument of the Borrower.

(d) This Amendment has been duly executed and delivered by the Borrower. Each of this Amendment and the Credit Agreement, as amended by this Amendment, constitutes a valid and binding agreement of the Borrower, enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(e) As of the Amendment Effective Date, no Default has occurred and is continuing.

         SECTION 8. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

         SECTION 9. Counterparts; Effectiveness. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective on the date of the satisfaction in full of the following conditions precedent (the “Amendment Effective Date”):

(a) The Agent shall have received duly executed counterparts hereof which, when taken together, bear the authorized signatures of the Borrower, the Agent and the Required Banks; and

(f) the Agent shall have received all fees and other amounts due and payable by the Borrower under this Amendment and the Credit Agreement on or prior to the Amendment Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower.

The Agent shall promptly notify the Borrower and the Banks of the Amendment Effective Date, and such notice shall be conclusive and binding on all parties hereto.

         SECTION 10. Credit Agreement. Except as specifically stated herein, the Credit Agreement shall continue in full force and effect in accordance with the provisions thereof.

         SECTION 11. Expenses. The Borrower agrees to reimburse the Agent for its out-of-pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore, counsel for the Agent.

         IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

AETNA INC.,

by	/s/ Alfred P. Quirk Jr. Name: Alfred P. Quirk Jr.

Title: Vice President, Finance and Treasurer

JPMORGAN CHASE BANK, individually and as Agent,

by	/s/ Dawn Lee Lum Name: Dawn Lee Lum

Title: Vice President

DEUTSCHE BANK AG, NEW YORK AND/OR CAYMAN ISLANDS BRANCHES,

by	/s/ Ruth Leung Name: Ruth Leung Title: Director

by	/s/ Clinton M. Johnson Name: Clinton M. Johnson

Title: Managing Director

CITIBANK, N.A.,

by	/s/ Maria Hackley Name: Maria Hackley Title: Director

BANK ONE, NA (MAIN OFFICE CHICAGO),

by	/s/ Jason D. White Name: Jason D. White Title: Director

FIRST UNION NATIONAL BANK,

by	/s/ Thomas L. Stitchberry Name: Thomas L. Stitchberry Title: Senior Vice President

FLEET NATIONAL BANK,

by	/s/ Celeste Echlin Name: Celeste Echlin Title: Director

CREDIT SUISSE FIRST BOSTON,

by	/s/ William S. Lutkins Name: William S. Lutkins Title: Vice President

by	/s/ Robert Hetu Name: Robert Hetu Title: Director

STATE STREET BANK AND TRUST COMPANY,

by	/s/ Edward M. Anderson Name: Edward M. Anderson Title: Vice President

THE BANK OF NEW YORK,

by	/s/ Michael Flannery Name: Michael Flannery Title: Vice President